Executive Park West V
4732 Gettysburg Road
Mechanicsburg, PA 17055

First Addendum to Lease Agreement

    This First Addendum to Lease Agreement is made as of the 21st day of July, 2021, by and between Old Gettysburg Associates V, LP, a Pennsylvania general partnership ("Landlord"), and Select Medical Corporation, a Delaware corporation ("Tenant").

    BACKGROUND:

A. Landlord and Tenant are parties to that certain Office Lease Agreement dated October 28, 2016 (the “Lease”), pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, approximately 34,516 rentable square feet of space in the building located at 4732 Gettysburg Road, Mechanicsburg, Pennsylvania (the “Building”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

B. Under the terms of the Lease, Landlord leased to Tenant 7,509 rentable square feet of space on the third floor of the Building then known as Suite 301/302.

C. Landlord and Tenant now desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

1. Third Floor. Tenant has vacated 3,755 rentable square feet of space located on the third floor of the Building as of July 1, 2021 (the “Effective Date”). The amount of space leased by Landlord to Tenant on the third floor of the Building is, as of the Effective Date, reduced from 7,509 rentable square feet to 3,754 rentable square feet. Tenant’s space on the third floor of the Building will be referred to as Suite 303 and is depicted on Exhibit A attached hereto and made a part hereof.

2. Rentable Area of the Premises; Current Annual and Monthly Base Rental. The total number of rentable square feet leased by Landlord to Tenant in the Building is, as of the Effective Date, reduced from 34,516 to 30,761. The current annual rent payable under the Lease is, as of the Effective Date, reduced from $951,777.48 to $848,233.49. The current monthly rent payable under the Lease is, as of the Effective Date, reduced from $79,314.79 to $70,686.12. In accordance with the terms of the Lease, the next escalation in the rent payable under the Lease will take place in February 2022.

3. Tenant’s Proportionate Share. The Lease is full-service with Landlord paying for all operating costs. Accordingly, the definition of “Tenant’s Proportionate Share” contained in the Lease does not apply. For the purpose of consistency only, the term “Tenant’s Proportionate Share”, as of the Effective Date, shall mean 60.05% rather than 67.4%.

4. No Other Modifications. All other terms and conditions contained in the Lease and not amended hereby remain in full force and effect.

    IN WITNESS WHEREOF, Landlord and Tenant have caused this First Addendum to Lease Agreement to be duly executed effective on the date first above written.

Landlord:

Old Gettysburg Associates V, LP

By:

John M. Ortenzio, Manager of General Partner

Tenant:

Select Medical Corporation

By:

Michael E. Tarvin, Executive Vice President, General Counsel & Secretary